SECOND AMENDMENT

TO MASTER SERVICES AGREEMENT

This Second Amendment (this “Amendment") to the Master Services Agreement dated as of March 1, 2016, as amended (the "Agreement"), by and between Foreside Management Services, LLC, a Delaware limited liability company, as assignee from Beacon Hill Fund Services Inc. by consent (the "Client") on behalf of Praxis Mutual Funds, a Delaware statutory trust, and Ultimus Fund Solutions, LLC ("Ultimus"), an Ohio limited liability company, is effective as of November 1, 2019 (the "Effective Date").

WHEREAS, the parties desire to amend Section 8.1 of the Agreement to change the term of the Agreement; and

WHEREAS, pursuant to Section 21.3 of the Agreement, the parties may only amend or waive all of part of the Agreement by written amendment or waiver signed by both parties.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2.	Section 8.1 is deleted in its entirety and replaced with the following:

8.1. Initial Term. This Agreement shall continue in effect, unless terminated earlier by either party as provided under this Section 8, until January 1, 2023 (the "Initial Term”).

3.	Except as expressly hereby amended, all of the provisions of the Agreement shall remain unamended and in full force and effect as if fully set forth herein.

4.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.	This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Ohio and the applicable provisions of the 1940 Act.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the Effective Date.

FORESIDE MANAGEMENT SERVICES, LLC		ULTIMUS FUND SOLUTIONS, LLC

By:	/s/ David M. Whitaker	By:	/s/ David James
Name:	David M. Whitaker	Name:	David James
Title:	President	Title:	Executive Vice President and Chief Legal and Risk Officer